Exhibit 99.1

News Release
Celanese Corporation
222 West Las Colinas Blvd.
Suite 900N
Irving, Texas 75039

Celanese to Close Two European Manufacturing Facilities

Employee consultation process completed at Roussillon, France, acetic anhydride plant and Tarragona, Spain, vinyl acetate unit

DALLAS (December 10, 2013) – Celanese Corporation (NYSE: CE), a global technology and specialty materials company, today announced that the consultation process has been completed by its French subsidiary with their employee delegates in Roussillon, France, and by its Spanish subsidiary with the work council in Tarragona, Spain. Both consultation processes were initiated in November 2013.

These consultations have resulted in negotiated and approved redundancy and social plans for the affected employees. The social plans include measures aimed at minimizing the effects of the facility closures on the workforces at Roussillon and Tarragona. The measures of assistance include providing training, outplacement and severance.

The company will cease all manufacturing operations and associated activities at the acetic anhydride plant in Roussillon and at the vinyl acetate monomer (VAM) unit in Tarragona by the end of 2013, and Celanese will proceed to decommission both facilities.

As a result of the Roussillon site closure and the Tarragona VAM unit closure, Celanese expects to record personnel-related exit costs and other facility-related shutdown costs in the range of US$100-110 million, including approximately US$35-45 million of non-cash asset impairments, primarily in the fourth quarter of 2013. These expenses will be excluded from the company’s adjusted earnings per share and adjusted EBIT performance measures. The related cash outflows will occur over a one-year period. Celanese expects savings from these closures to be in the range of US$20-30 million in 2014.

The need for these closure projects emerged from an assessment of Celanese’s overall corporate strategy, which included an assessment of the company’s global manufacturing facilities. Specifically, in support of the company’s acetyl portfolio, the manufacturing footprint strategy favors integrated production sites that provide critical economies of scale.

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About Celanese
Celanese Corporation is a global technology leader in the production of differentiated chemistry solutions and specialty materials used in most major industries and consumer applications. With sales almost equally divided between North America, Europe and Asia, the company uses the full breadth of its global chemistry, technology and business expertise to create value for customers and the corporation. Celanese partners with customers to solve their most critical needs while making a positive impact on its communities and the world. Based in Dallas, Texas, Celanese employs approximately 7,600 employees worldwide and had 2012 net sales of $6.4 billion. For more information about Celanese Corporation and its product offerings, visit www.celanese.com or our blog at www.celaneseblog.com.
All registered trademarks are owned by Celanese International Corporation or its affiliates.

Forward-Looking Statements
This release may contain “forward-looking statements,” which include information concerning the company’s plans, objectives, goals, strategies, future revenues or performance, and other information that is not historical information.  When used in this release, the words “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” and variations of such words or similar expressions are intended to identify forward-looking statements.  All forward-looking statements are based upon current expectations and beliefs and various assumptions.  There can be no assurance that the company will realize these expectations or that these beliefs will prove correct.  There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements contained in this release.  Numerous factors, many of which are beyond the company’s control, could cause actual results to differ materially from those expressed as forward-looking statements. Other risk factors include those that are discussed in the company’s filings with the Securities and Exchange Commission.  Any forward-looking statement speaks only as of the date on which it is made, and the company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances.

Contacts:

Investor Relations Jon Puckett Phone: +1 972 443 4965 Jon.Puckett@celanese.com	Media – North America Travis Jacobsen Phone: +1 972 443 3750 William.Jacobsen@celanese.com	Media – Europe Jens Kurth Phone: +49 69 45009 1574 J.Kurth@celanese.com